Exhibit (99)

PRESS RELEASE

News Media:	Investors:
Oscar Suris	Jim Rowe
415.396.3300 oscar.suris@wellsfargo.com	415-396-4417

Wells Fargo Announces CFO Howard Atkins to Retire;

CAO Timothy Sloan Appointed New CFO

SAN FRANCISCO, February 8, 2011–Wells Fargo & Company announced today that Timothy J. Sloan, the company’s current chief administrative officer and a senior executive vice president, has been named its new chief financial officer, effectively immediately. He succeeds Howard I. Atkins, who turns 60 this week and is retiring as CFO and senior EVP for personal reasons. Atkins’ retirement is unrelated to the company’s financial condition or financial reporting.

“We understand Howard’s decision to retire after having served Wells Fargo successfully for nearly ten years and after having had a financial services career that has spanned four decades. His tenure included Wells Fargo’s rise from a super-regional industry leader to the global company that it is today following its 2008 acquisition of Wachovia,” said John Stumpf, the company’s chairman, president and chief executive officer. “He leaves behind a Wells Fargo that remains financially strong and wholly committed to its strategy of helping all its customers succeed financially.

“Tim, our new CFO, inherits strong and talented finance teams that will appreciate his impressive breadth of experience from more than 23 years of service with Wells Fargo,” Stumpf said. “Tim is a strong leader and has demonstrated the kind of superior business and financial acumen that makes him uniquely qualified to be Wells Fargo’s next chief financial officer.”

Sloan, 50, will continue to report to Stumpf. Before becoming CAO last year, Sloan served as head of Commercial Banking, Real Estate and Specialized Financial Services. In that role, Sloan oversaw more than 25 lines of businesses, including capital markets and investment banking operations – a portfolio of responsibility representing $200 billion in assets and 440 offices in 40 states, Asia, Canada and London.

As CFO, Sloan assumes responsibility for leading the company’s financial management functions (controllers, financial reporting, tax management, asset-liability management, treasury, corporate development, investor relations, mergers and acquisitions), its investment portfolios (fixed income, venture capital and private equity investments) and its corporate properties functions. He also will retain oversight of the company’s Strategic Planning activity.

Sloan’s CAO responsibilities are transitioning to Patricia Callahan, who leads the company’s Wachovia integration as head of the Office of Transition. A newly promoted senior EVP, Callahan will oversee Corporate Communications, Corporate Human Resources, Corporate Social Responsibility, Enterprise Marketing and Government Relations.

Atkins’ retirement becomes effective in August, following an unpaid leave of absence he will begin immediately. Atkins joined Wells Fargo in 2001 after having served as EVP and CFO of New York Life Insurance Company. Before joining New York Life in 1996, he was CFO at Midlantic Corporation before its merger with PNCBank Corp. He also spent 17 years at Chase Manhattan Bank, where he rose to the role of Corporate Treasurer.

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Wells Fargo & Company is a diversified, community-based financial services company with $1.3 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, the Internet (wellsfargo.com and wachovia.com), and other distribution channels across North America and internationally. With approximately 280,000 team members, Wells Fargo serves one in three households in America. Wells Fargo & Company was ranked No. 19 on Fortune’s 2009 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.